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                                                                 EXHIBIT 10.2(a)

Pages where confidential treatment has been requested are stamped "Confidential Treatment Requested. The redacted material has been separately filed with the Commission," the appropriate section has been marked at the appropriate place and in the margin with a star (*).

                                   AGREEMENT

     THIS AGREEMENT is made this 11 day of August, 1995, by and between Travis Boats & Motors, Inc. ("TRAVIS"), A Texas corporation, and Outboard Marine Corporation of Waukegan, Illinois ("OMC").

     WHEREAS, TRAVIS has received an offer from a competitor of OMC to purchase outboard motors under a multi-year agreement; and

     WHEREAS, OMC intends to remain competitive with but not exceed the offer made TRAVIS by a competitive; and

     WHEREAS, TRAVIS represents that OMC's offer and the offer made by OMC's competitors are very competitive with each other;

     NOW THEREFORE, in consideration of the promises contained in this Agreement, the parties agree as follows:

     1. The following terms shall have the following meaning wherever used in this Agreement:

          a. DEALER BEST BUY - The lowest price available for OMC dealers to purchase Johnson Outboard Motors and Johnson Electric Motors based upon the attainment of the maximum discount levels collectively available under the Dealer Program.

          b. DEALER NET - The price published as Dealer Net by OMC for Johnson Outboard Motors and Johnson Electric Motors.

          c. DEALER PROGRAM - Shall refer to the collective programs established from time to time by OMC under which OMC dealers purchase products and receive certain services and benefits. Such Dealer Programs commonly include, but are not limited to, pricing options, payment terms and advertising assistance.

          d. OEM PRICING - Shall refer to the price of OMC products charged by OMC to Original Equipment Manufacturers purchasing such product.

          e. OMC CO-OP - Shall refer to the reimbursement of such qualified expenses by OMC to OMC dealers submitting


AGREEMENT                                                                 PAGE 1
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               qualified expenses under the OMC CO-OP Advertising Programs.

          f. OMC CO-OP ADVERTISING PROGRAMS - Programs that allow OMC dealers to obtain reimbursement from OMC for up to 100% of qualified expenses on advertising and promotion including, but not limited to, newspaper and magazine ads, radio and television commercials, signage, display materials and direct mail and certain boat show expenses.

     2. This Agreement will apply to all TRAVIS location that are now, or hereunder become, authorized Johnson Dealers.

     3. TRAVIS agrees to purchase and OMC agrees to sell Johnson Outboard Motors, Johnson Electric Motors and OMC Parts & Accessories ("PRODUCTS") according to the terms and conditions of this AGREEMENT.

     4. TRAVIS may participate in OMC CO-OP Advertising programs as may be in place during the term of this Agreement. OMC agrees that the total CO-OP available to Travis shall not be less than 3% of the collar amount at dealer invoice of the aggregate annual motor purchases by TRAVIS.

     5. TRAVIS agrees that each location which is an authorized PRODUCTS Dealer shall prominently display Johnson Outboard Motors' identification on the outside of the building, local ordinances permitting. To the extent signage is required under this paragraph, it shall be included as part of OMC CO-OP Advertising programs, as described in paragraph 3 of this Agreement.

     6. TRAVIS agrees to increase its Parts & Accessories business by 15% per year starting with a goal of $1,000,000 in Parts & Accessories purchases for the 1996 model year. TRAVIS will be allowed to participate in all OMC Parts & ACCESSORIES Program, and will receive a 5% rebate per annum on all Parts & Accessories purchases, provided the annual Parts & Accessories purchase goals are met.

          OMC will accept, with no re-stocking fee for return, up to 10% of the OMC Parts & Accessories TRAVIS purchases collectively per model year This return is not per store, rather a collective return from one or all stores, including stores purchased during the term of this Agreement. Returned Parts & Accessories must be in their original.


AGREEMENT                                                                 PAGE 2

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     carton, current (Activity codes: 1,2,3, or 4) and shipped prepaid once per year.

     OMC also agrees to grant TRAVIS OEM pricing on certain rigging items needed for the pre-rigging of TRAVIS Edition boats. These rigging items are not eligible for the 5% Parts & Accessories year end rebate and such items may change over time. These rigging items will, however, count toward TRAVIS' annual Parts & Accessories goal.

7. OMC will sell to TRAVIS OMC Electric Trolling Motors at lesser of: (1) * * off of Dealer Net; or (2) Dealer Best Buy. Units will be shipped per the free freight program in effect during the term of this Agreement. Terms on OMC Electric Trolling Motors will be interest free per the interest free program applicable at the time of purchase.

8. TRAVIS shall be subject to such price increases as OMC may generally implement for PRODUCTS, provided OMC shall use its best efforts to maintain competitive pricing on its PRODUCTS. OMC shall provide TRAVIS with the opportunity to place orders prior to the effective date of any such price increases.

9. The prices to be paid by Travis to OMC for Johnson Outboard Motors are as follows:

     a.   The lesser of (1) * off of Dealer Net; or (2) Dealer Best Buy, in    *
          accordance with the Dealer Program; and

     b.   * additional volume discount off of Dealer Net, in accordance with   *
          the Dealer Program, to keep OMC competitive with other manufacturers.

     C. The purchase of Johnson Outboard Motors will be interest free per the interest free program applicable at the time of purchase.

10. It is anticipated that TRAVIS will purchase a minimum * of units during * the term of this Agreement. If OMC fails to supply Travis a minimum of * * units during model year of this Agreement, Travis, at its option, may terminate this Agreement. If TRAVIS fails to purchase * units during any * model year of this Agreement, OMC, at its option, may terminate this Agreement. Notwithstanding, OMC is not entitled to terminate this
     Agreement if Travis' failure to purchase * units during any model year * due to

AGREEMENT                                                                 PAGE 3

                                        Confidential Treatment Requested.
                                        The redacted material has been
                                        separately filed with the Commission.

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          circumstances beyond its reasonable control, including, without limitation, fire, flood, explosion, storm, act of God, governmental act, strike or labor dispute, or unforeseen difficulties caused by local law, labor agreement or other related cause.

     11. TRAVIS agrees to OMC's normal dealer terms on OMC Parts & Accessories purchases and motor purchases of net 10 days, or such other terms that may be in effect during the course of this Agreement.

     12. Since TRAVIS assembles its own packages, commonly referred to as TRAVIS Editions, and has represented that it will not purchase any boat blanks that would otherwise qualify for OMC pre-rig allowance, and to keep TRAVIS Edition packages competitive in the marketplace,
          OMC will pay TRAVIS an additional * off of the Dealer Net price of   *
          the outboard. TRAVIS agrees to provide OMC with a letter from each boat manufacturer stating that such boat manufacturer waives any pre-rigging fee which may be owed from OMC with respect to boats sold to TRAVIS. If the letter required above is not furnished to OMC, TRAVIS agrees to reimburse OMC up to the amount paid TRAVIS for any pre-rigging payments OMC is required to make for boats shipped to TRAVIS from boat builders. Payment will be made to TRAVIS by OMC on a monthly basis.

     13. OMC has agreed to established TRAVIS as an authorized Johnson Outboard Motors dealer only in those markets identified on Exhibit "A", attached hereto, provided the facility is acceptable to OMC. Such acceptance shall not be unreasonably withheld. TRAVIS has agreed to a minimum notice of ninety (90) days to OMC for any other new locations.

     14. OMC will assist TRAVIS with disposal of non-OMC products TRAVIS acquires through store acquisitions. In no case, however, shall OMC be obligated for the purchase of such products.

     15. The term of this Agreement shall be three model years beginning with the 1996 model year and ending at the conclusion of the 1998 model year. A model year runs from July 1 through June 30.

     16. The discounts and benefits described in this Agreement are in lieu of any other and all discounts and benefits which OMC may offer to its other dealers and TRAVIS is not entitled to receive any discounts or benefits not specified in this Agreement.

AGREEMENT                                                                 PAGE 4

                                        Confidential Treatment Requested.
                                        The redacted material has been
                                        separately filed with the Commission.

     17. This Agreement shall be considered an addendum to each Dealer Agreement which may be in effect between OMC and TRAVIS during the term of this Agreement. If provisions of the Dealer Agreement and this Agreement conflict, provisions of this Agreement shall govern.

     18. Should any provisions of this Agreement be declared, or be determined, by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and any illegal or invalid part, term, or provision, should not be deemed to be a part of this Agreement.


TRAVIS BOATS & MOTORS, INC.                         OUTBOARD MARINE CORPORATION

/s/Mark Walton                                      /s/ David Lumley
- ---------------------------                         ---------------------------
   MARK WALTON                                          DAVID LUMLEY

   President                                            VP S & M
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Its______________                                    Its______________

      8-11-95                                                8-14-95
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Date                                                 Date